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As filed with the Securities and Exchange Commission on July 21, 2015

Registration No. 333-202119

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Philadelphia Energy Solutions Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	2911 (Primary Standard Industrial Classification Code Number)	47-2981738 (I.R.S. Employer Identification Number)

1735 Market Street, 10th Floor
Philadelphia, Pennsylvania 19103
(215) 339 1200
(Address, Including Zip Code, and Telephone Number, including
Area Code, of Registrant's Principal Executive Offices)

John B. McShane
Executive Vice President, General Counsel and Secretary
1735 Market Street, 10th Floor
Philadelphia, Pennsylvania 19103
(215) 339-1200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Charles E. Carpenter Debbie P. Yee Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400	Mike Rosenwasser Michael Swidler Vinson & Elkins L.L.P. 666 Fifth Avenue, 26th Floor New York, New York 10103 (212) 237-0000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

                If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

                If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

                If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

                If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

                Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

                The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

              Philadelphia Energy Solutions Inc. is filing this Amendment No. 5 (the "Amendment") to its Registration Statement on Form S-1 (Registration Statement No. 333-202119) (the "Registration Statement") as an exhibits only filing to file certain exhibits and restate the list of exhibits set forth in Item 16 of Part II of the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The prospectus is unchanged and has been omitted.

 PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other expenses of issuance and distribution

              Set forth below are the expenses (other than underwriting discounts) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the FINRA filing fee and the NYSE listing fee, the amounts set forth below are estimates.

SEC registration fee	$11,620
FINRA filing fee	15,500
NYSE listing fee	125,000
Printing and engraving expenses	550,000
Fees and expenses of legal counsel	3,165,000
Accounting fees and expenses	3,500,000
Transfer agent and registrar fees	2,500
Miscellaneous	130,380

Total	$7,500,000

Item 14.    Indemnification of directors and officers

              Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") permits a Delaware corporation to indemnify its officers, directors and other corporate agents to the extent and under the circumstances set forth therein. Our Amended and Restated Certificate of Incorporation (the "certificate of incorporation") and Amended and Restated Bylaws (the "bylaws") provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director, officer or board observer, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in accordance with provisions corresponding to Section 145 of the DGCL. These indemnification provisions may be sufficiently broad to permit indemnification of our executive officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

              Pursuant to Section 102(b)(7) of the DGCL, our certificate of incorporation eliminates the personal liability of a director to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the DGCL (or any successor provision thereto); and

  •
  for any transaction from which the director derived any improper personal benefit.

              The above discussion of Section 145 of the DGCL and of our certificate of incorporation and bylaws is not intended to be exhaustive and is respectively qualified in its entirety by Section 145 of the DGCL, our certificate of incorporation and bylaws.

              As permitted by Section 145 of the DGCL, we will carry primary and excess insurance policies insuring our directors and officers against certain liabilities they may incur in their capacity as directors and officers. Under the policies, the insurer, on our behalf, may also pay amounts for which we granted indemnification to our directors and officers.

              In addition, the underwriting agreement to be filed as Exhibit 1.1 to this Registration Statement provides that the underwriters will indemnify us and our executive officers and directors for certain liabilities related to this offering, including liabilities arising under the Securities Act.

Item 15.    Recent sales of unregistered securities

              On February 6, 2015, the registrant issued 1,000 shares of the registrant's common stock, par value $0.01 per share, to Philadelphia Energy Solutions LLC for $1,000. The issuance of such shares of common stock was not registered under the Securities Act because the shares were offered and sold in a transaction exempt from registration under Section 4(a)(2) of the Securities Act.

Item 16.    Exhibits

              See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

Item 17.    Undertakings

              The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

              The undersigned registrant hereby undertakes that:

                  (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 Signatures

              Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on July 21, 2015.

Philadelphia Energy Solutions Inc.
By:	/s/ JOHN B. MCSHANE John B. McShane Executive Vice President, General Counsel and Secretary

              Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

* Philip L. Rinaldi	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	July 21, 2015
* James T. Rens	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	July 21, 2015
* Katerina Cozza	Chief Accounting Officer (Principal Accounting Officer)	July 21, 2015
* David W. Albert	Director	July 21, 2015
* David A. Stonehill	Director	July 21, 2015

*By:	/s/ JOHN B. MCSHANE John B. McShane Attorney-in-fact

 INDEX TO EXHIBITS

Exhibit number		Description
1.1		Form of Underwriting Agreement (including form of Lock-up Agreement)

3.1	**	Form of Amended and Restated Certificate of Incorporation of Philadelphia Energy Solutions Inc.

3.2	**	Form of Amended and Restated Bylaws of Philadelphia Energy Solutions Inc.

3.3	**	Form of Second Amended and Restated Limited Liability Company Agreement of Philadelphia Energy Solutions LLC

4.1	**	Form of Registration Rights Agreement

4.2	**	Form of Stockholders Agreement

5.1	*	Opinion of Latham & Watkins LLP as to the legality of the securities being registered

10.1	**	Form of Tax Receivable Agreement

10.2		Form of Philadelphia Energy Solutions Inc. 2015 Incentive Award Plan

10.2A	**	Form of Stock Option Grant Notice and Agreement under the Philadelphia Energy Solutions, Inc. 2015 Incentive Award Plan

10.2B	**	Form of Restricted Stock Grant Notice and Agreement under the Philadelphia Energy Solutions Inc. 2015 Incentive Award Plan

10.2C	**	Form of Restricted Stock Unit Grant Notice and Agreement under the Philadelphia Energy Solutions Inc. 2015 Incentive Award Plan

10.3	**	Term Loan Agreement dated as of April 4, 2013, among Philadelphia Energy Solutions Refining and Marketing LLC, as borrower, the several lenders thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and the other lenders party thereto

10.4	**	Amended and Restated Revolving Credit and Guaranty Agreement dated as of October 7, 2014, among Philadelphia Energy Solutions Refining and Marketing LLC, Bank of America. N.A., as sole lead arranger and sole bookrunner, Bank of America N.A., as swingline lender, Bank of America. N.A. and JPMorgan Chase Bank, N.A. as Issuing Banks, and Bank of America. N.A. as Administrative Agent and Collateral Agent and the other lenders party thereto

10.5	†	Amended and Restated Supply and Offtake Agreement dated as of October 7, 2014 among Philadelphia Energy Solutions Refining and Marketing LLC, Merrill Lynch Commodities, Inc. and the other transaction parties thereto

10.6	**	Form of Employment Agreement for Philip L. Rinaldi and James T. Rens

10.7	**	Form of Severance Agreement for other executive officers

10.8		Form of Contribution, Assignment and Assumption Agreement

10.9	†**	Marine Dock and Terminaling Agreement (Fort Mifflin) dated as of September 8, 2012 between Sunoco Partners Marketing & Terminals L.P. and Philadelphia Energy Solutions Refining and Marketing LLC

10.10	†**	Terminaling Services Agreement (Marcus Hook—Butane) dated as of September 8, 2012 between Sunoco, Inc. and Philadelphia Energy Solutions Refining and Marketing LLC

10.11	†**	Amendment No. 1 to Terminal Services Agreement (Marcus Hook—Butane) dated as of September 10, 2013 between Sunoco Partners Marketing & Terminals L.P. and Philadelphia Energy Solutions Refining and Marketing LLC

Exhibit number		Description
10.12	†**	Amendment No. 2 to Terminal Services Agreement (Marcus Hook—Butane) dated as of October 12, 2014 between Sunoco Partners Marketing & Terminals L.P. and Philadelphia Energy Solutions Refining and Marketing LLC

10.13	**	Termination of Amendment No. 1 to Terminal Services Agreement (Marcus Hook—Butane) dated as of October 3, 2014 between Sunoco Partners Marketing & Terminals L.P. and Philadelphia Energy Solutions Refining and Marketing LLC

10.14	**	Letter Agreement dated as of November 24, 2014 between Sunoco Partners Marketing & Terminals L.P. and Philadelphia Energy Solutions Refining and Marketing LLC

10.15	**	Letter Agreement dated as of January 15, 2015 between Sunoco Partners Marketing & Terminals L.P. and Philadelphia Energy Solutions Refining and Marketing LLC

10.16	†**	Inter-Refinery Pipeline Lease dated as of November 30, 2012 between Sunoco Pipeline L.P. and Philadelphia Energy Solutions Refining and Marketing LLC

10.17	**	Installment Sale and Purchase Agreement dated as of May 7, 2014 between NGL Energy Partners LP and Philadelphia Energy Solutions Refining and Marketing LLC

10.18	†	Refining Contribution Agreement dated as of July 2, 2012 among Philadelphia Energy Solutions LLC, Sunoco, Inc. and Carlyle PES, L.L.C.

10.19	†	Amendment No. 1 to Refining Contribution Agreement effective September 8, 2012 among Philadelphia Energy Solutions LLC, Sunoco, Inc., Carlyle PES, L.L.C. and Philadelphia Energy Solutions Refining and Marketing LLC

10.20	**	Amendment No. 1 to Amended and Restated Supply and Offtake Agreement, dated as of April 14, 2015 among Philadelphia Energy Solutions Refining and Marketing LLC, PES Administrative Services, LLC and Merrill Lynch Commodities, Inc.

10.21	**	Non-Employee Director Compensation Policy

10.22	**	Form of Logistics Revolving Credit Agreement

10.23	**	Form of Amendment No. 2 to Refining Contribution Agreement

10.24	**	Consulting Agreement, dated as of October 7, 2014, by Philadelphia Energy Solutions Refining and Marketing LLC and PES Inventory Company, LLC

10.25	**	Amended and Restated Limited Liability Company Agreement of PES Inventory Company, LLC, effective as of October 7, 2014

10.26		Form of Cash Balance Note (CEOF Holdings)

10.27		Form of Cash Balance Note (CEMOF Holdings)

21.1	**	List of Subsidiaries of Philadelphia Energy Solutions Inc.

23.1	**	Consent of KPMG LLP as to Philadelphia Energy Solutions LLC

23.2	**	Consent of KPMG LLP as to Philadelphia Energy Solutions Inc.

23.3	**	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

23.4	**	Consent of Director Nominee (David M. Marchick)

23.5	**	Consent of Director Nominee (Rodney S. Cohen)

23.6	**	Consent of Director Nominee (Gregory C. King)

23.7	**	Consent of Director Nominee (Vicky A. Bailey)

Exhibit number		Description
23.8	**	Consent of Director Nominee (Robert W. Owens)

23.9	**	Consent of Director Nominee (Paul V. Stahlin)

23.10	**	Consent of Director Nominee (Michael J. Hennigan)

23.11	**	Consent of Director Nominee (Stanley Riemann)

24.1	**	Powers of Attorney (contained on the signature page to this Registration Statement)

*
To be filed by amendment.

**
Previously filed.

†
Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been separately filed with the Securities and Exchange Commission.

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PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 13. Other expenses of issuance and distribution
  Item 14. Indemnification of directors and officers
  Item 15. Recent sales of unregistered securities
  Item 16. Exhibits
  Item 17. Undertakings
Signatures
INDEX TO EXHIBITS